EXHIBIT 4

CONTROLS AND PROCEDURES

(a)	Evaluation of disclosure controls and procedures. As of a date within the 90-day period prior to the filing of this report, an evaluation of the effectiveness of Cameco Corporation’s “disclosure controls and procedures” (as such term is defined in Rules 13a-14(c) and 15d-14(c) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) was carried out by Cameco Corporation’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based on that evaluation, the CEO and CFO have concluded that as of such date Cameco Corporation’s disclosure controls and procedures are effective to ensure that information required to be disclosed by Cameco Corporation in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in United States Securities and Exchange Commission rules and forms.

(b)	Changes in Internal Controls. Subsequent to the completion of their evaluation, there have been no significant changes in Cameco Corporation’s internal controls or in other factors that could significantly affect the internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.